UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 17, 2010
PVF Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Ohio	0-24948	34-1659805

(State or Other Jurisdiction of Incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

30000 Aurora Road, Solon, Ohio	44139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (440) 248-7171
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement
     In connection with the stock offering described in Item 8.01 herein, on February 17, 2010, PVF Capital Corp. (the “Corporation”) entered into an Agency Agreement with Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”), which will act as financial advisor and information agent during the Corporation’s rights offering, offering to the standby purchaser (as set forth below) and the public reoffer, if any.
     The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-163037) filed by the Corporation under the Securities Act of 1933, as amended, and a related prospectus dated February 17, 2010. For a description of the fees to be paid to Stifel Nicolaus, see “Plan of Distribution — Financial Advisor” in the prospectus.
     In addition, on February 17, 2010 the Corporation entered into a Standby Purchase Agreement with Short Vincent Partners II, L.P. (“Short Vincent Partners”). Pursuant to the Standby Purchase Agreement, Short Vincent Partners has agreed to acquire from the Corporation, at the subscription price of $1.75 per share, the lesser of 2,436,610 shares of common stock or 9.61% of the Corporation’s outstanding common stock on a fully diluted basis assuming completion of the rights offering, including shares issued to Short Vincent Partners. Short Vincent Partners has conditioned its minimum purchase of shares of common stock upon the receipt by the Corporation of $26.0 million in gross proceeds from the rights offering, the offering to Short Vincent Partners and the public reoffer, if any. As a result, the minimum purchase by Short Vincent Partners (2,215,925 shares of common stock) is conditioned on the sale by the Corporation of 12,641,218 shares in the rights offering and the public reoffer, if any. In no event will Short Vincent Partners be required to purchase a number of shares that would require it or any of its affiliates to obtain prior regulatory clearance or approval from any state or federal bank regulatory authority. Subject to receipt of regulatory approval, the Corporation agreed to provide Short Vincent Partners the right to designate one candidate for appointment to the board of directors of the Corporation. The Corporation currently expects this director designee to be Richard R. Hollington, III, President of CapitalWorks LLC and a principal of the general partner of Short Vincent Partners. The Corporation also agreed to pay Short Vincent Partners a commitment fee, to be paid at the closing of the stock offering, of $150,000 to compensate Short Vincent Partners for its diligence and negotiation efforts in connection with the stock offering.
     A copy of the Corporation’s press release announcing the terms of the stock offering is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 8.	01 Other Events
     On February 17, 2010, the Corporation announced the terms of a $30.0 million stock offering consisting of a $25.7 million rights offering and a $4.3 million offering to a standby purchaser.
     Under the terms of the rights offering, all record holders of the Corporation’s common stock as of 5:00 p.m., Eastern Time, on January 27, 2010, the record date for the rights offering, will receive, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right will entitle the holder of the right to purchase 1.8431 shares of Corporation common stock at a subscription price of $1.75 per share. The rights offering will expire on March 22, 2010.

Item 9.01	Financial Statements and Exhibits
     (d) The following exhibits are filed herewith:
     Exhibit 1.1 Agency Agreement between PVF Capital Corp. and Stifel Nicolaus & Company, Incorporated
     Exhibit 10.1 Standby Purchase Agreement by and among PVF Capital Corp. and Short Vincent Partners II, L.P.
     Exhibit 99.1 Press release dated February 17, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVF CAPITAL CORP.
Dated: February 23, 2010	By:	/s/ Robert J. King, Jr.
Robert J. King, Jr.
President and Chief Executive Officer (Duly Authorized Representative)